EX 99-1

News Release
==============================================================
Indiana Office of       Vectren            Citizens Action
Utility Consumer        Corporation        Coalition of Indiana
Counselor
100 N. Senate Ave.,     P.O. Box 209       5420 N. College Ave.
Room 501
Indianapolis, IN        Evansville, IN     Indianapolis, IN
46204-2215              47702-0209         46220
www.state.in.us/oucc    www.vectren.com    www.citact.org


For Immediate   Contacts:  Anthony    Mike Roeder   Dave Menzer
Release                    Swinger
March 29, 2001             OUCC       Vectren       CAC
                           (317)      (317)         (317)
                           233-2747   321-0691      205-3535

 Settlement Agreement to Provide Immediate Benefits for Vectren
                      Natural Gas Customers

The Indiana Office of Utility Consumer Counselor (OUCC), Vectren Corporation - the parent company of Indiana Gas Company, Inc.
(IGC) and Southern Indiana Gas and Electric Company (SIGECO), and the Citizens Action Coalition of Indiana (CAC) have reached an agreement to provide $5.25 million in immediate benefits for IGC and SIGECO customers.

The agreement, if approved by the Indiana Utility Regulatory Commission (IURC), will provide an immediate one-month bill reduction for all IGC customers. In addition, Vectren will make significant contributions to Indiana's Low Income Heating Assistance Program (LIHEAP) to help consumers in Vectren's service territories. Local Community Action Agencies will distribute the LIHEAP dollars.

All of the contributions under the settlement agreement would be made in addition to Vectren's existing low-income assistance commitments, which exceed $940,000 for the two gas utilities. In addition, the contributions and matching funds would be carried over to the 2001-2002 heating season if not completely used in 2001.

Pending IURC approval, the settlement agreement's major benefits break down as follows:

*   $3.3 million in rate reductions for all Indiana Gas Co.
    customers.
    * The one-month credit of $4-$6 would be provided in the next available month following approval of the agreement.
* A $1 million contribution from Vectren to LIHEAP, to benefit low-income consumers in IGC territory.
* A $700,000 contribution from Vectren to LIHEAP, to benefit low-income consumers in SIGECO territory.
* A $250,000 contribution from Vectren to matching funds for its Share the Warmth Program.

The agreement resolves pending appeals surrounding the IURC's January 4, 2001 decision that disallowed $3.8 million of IGC's proposed gas cost increase for January and February. The IURC order indicated that the disallowance would be implemented through future proceedings. If the settlement agreement receives IURC approval, all appeals will be dropped and the rate reductions will take place immediately. Appeals of the IURC order would likely delay the reductions. Settlement approval would also resolve all potential legal concerns involving SIGECO's current gas cost adjustment proceeding.

The agreement further provides that the $3.8 million disallowance, which was recognized as a charge to Vectren's 2000 fiscal year results, will be satisfied by the contributions described above. As a result of the disallowance and other amounts recognized previously, Vectren expects additional expense recognized for 2001 will be less than $2 million.

"This agreement brings fair and equitable closure to the pending legal issues and provides additional support for consumers, particularly those most affected by the high prices," said Indiana Utility Consumer Counselor Anne E. Becker. "This agreement means direct and immediate benefits for Indiana Gas and SIGECO customers. It also allows the parties to shift focus and prepare for next winter."

"These are extraordinary times," said Vectren Corporation Chairman and CEO Niel Ellerbrook. "While we cannot control the market prices for natural gas, we empathize with the impact higher prices and cold weather have had on our customers. We are providing these additional dollars to help many customers pay their heating bills. This beneficial agreement is the right outcome for our customers."

Vectren is also providing help to its customers in applying for assistance from a $25 million grant given by the Lilly Endowment.
The grant is intended to ease the burden of this year's higher natural gas prices.

"We welcome the additional dollars that will help low-income Hoosiers who continue to have a tough time dealing with the high bills," said Citizens Action Coalition Utility Campaign Organizer Dave Menzer. "This settlement will help people who need it the most, and we hope the agreement sets the proper tone as we look toward the next heating season."

The Indiana Office of Utility Consumer Counselor (OUCC) is the state agency that represents the interests of all utility consumers and the public in matters related to the provision of utility services. The agency is active in proceedings before regulatory and legal bodies, and committed to giving consumers a voice in the creation of utility service policy.

Vectren Corp. (NYSE: VVC) is an energy and applied technology holding company headquartered in Evansville. Vectren's energy delivery subsidiaries provide gas and/or electricity to approximately one million customers in Indiana and Ohio. Vectren's non-regulated subsidiaries and affiliates provide energy-related products and services, fiber-optic based communications services and utility related services, including materials management, debt collections, underground pipeline construction and repairs, underground facilities locating and meter reading services.

The Citizens Action Coalition is a non-profit advocacy organization that has represented Indiana citizens for more than 25 years on a broad range of issues, including utility rates and service, environmental protection and health care. With 300,000 members and supporters statewide, the Coalition has offices in Indianapolis, Fort Wayne, South Bend and New Albany.